EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES U.S. GOVERNMENT’S CANCELLATION OF CURRENT 40MM SOLITICATION

Eau Claire, Wisconsin (October 23, 2015) – National Presto Industries, Inc. announced today that the current solicitation for the next five-year 40MM award has been cancelled.  AMTEC, its wholly owned subsidiary, had submitted in January its proposal in response to the government’s RFP (request for proposal) for 40MM ammunition for the government’s fiscal years, 2015 through 2019.     On October 20, 2015, the U.S. Army advised that the time had expired to make the award and that it would not pursue any further action under the current RFP.   Requirements for 40MM ammunition do remain in the system for the years in question.

Earlier in the year, AMTEC received two awards to develop the next generation of high and low velocity 40MM training ammunition.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is recognized as an innovator of new products. The Defense segment operating under the aegis of National Defense Corp, manufactures a variety of products, including medium caliber training and tactical ammunition, other military energetic devices and materials, detonators, fuzes, cartridge cases, less-lethal munitions and less-lethal accessory equipment. The Absorbent Products segment engages in the design, manufacture and sale of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.